Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Headwaters Incorporated

South Jordan, Utah

We hereby consent to the incorporation by reference in the previously filed open Registration Statements on Form S-3 (File Nos. 333-67371, 333-76724, 333-155565, 333-156794 and 333-159541) and on Form S-8 (File Nos. 333-39674, 333-39676, 333-39678, 333-103527, 333-113704, 333-124803 and 333-147599) of Headwaters Incorporated of our reports dated November 20, 2009, relating to the consolidated financial statements and the effectiveness of Headwaters Incorporated’s internal control over financial reporting which appear in this Form 10-K.

/s/ BDO Seidman, LLP

Costa Mesa, CA

November 20, 2009